Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is entered into as of August 18, 2026 (the "Effective Date"), by and between ReposiTrak, Inc. (NYSE: TRAK), a corporation (the "Company"), and John R. Merrill ("Executive").

RECITALS

WHEREAS, the Company desires to continue to employ Executive as its Chief Financial Officer and Principal Accounting Officer;

WHEREAS, Executive possesses significant financial, operational, and public company expertise valuable to the Company; and

WHEREAS, the parties desire to set forth the terms and conditions of Executive’s employment in this Agreement.

1. Definitions

"Board" means the Board of Directors of the Company.

"Cause" means (i) willful misconduct that results in material demonstrable harm to the Company, (ii) fraud or embezzlement, (iii) conviction of a felony, (iv) material violation of Company policies, or (v) material breach of this Agreement not cured within thirty (30) days after written notice.

Any determination of Cause shall be made in good faith by the Board following written notice to Executive and an opportunity for Executive to respond.

"Good Reason" means, without Executive’s consent, (i) a material diminution in Executive’s authority, duties, or responsibilities, (ii) a reduction in Base Salary, (iii) relocation of Executive’s principal place of employment by more than thirty-five (35) miles, or (iv) failure of a successor to assume this Agreement, or (v) any other material adverse change that would be demonstrably material and not part of a Company-wide action affecting similarly situated executives, including any requirement that Executive report to anyone other than the Chief Executive Officer or the Board.

Executive must provide notice of a Good Reason condition within sixty (60) days of its initial existence.

The Company shall have thirty (30) days to cure such condition, and Executive may terminate employment within thirty (30) days following expiration of the cure period if the condition remains uncured.

"Change in Control" means a merger, consolidation, or sale of substantially all Company assets resulting in a change in majority ownership.

2. Position and Duties

Executive shall serve as Chief Financial Officer and Principal Accounting Officer of the Company and shall report to the Chief Executive Officer and the Board.

Executive shall devote substantially all professional time to the business of the Company and perform duties customary for a publicly traded company CFO.

The principal place of employment shall be the Company offices, Executive’s remote office, or otherwise consistent with prior Company practices.

3. Term of Employment

The initial term of employment shall be three (3) years commencing on the Effective Date. The Agreement shall automatically renew for successive one-year periods unless either party provides sixty (60) days written notice of non-renewal. Any non-renewal by the Company shall be treated as a termination without Cause for purposes of Section 9.

4. Base Salary

Executive shall receive an annual Base Salary of $325,000, payable in accordance with the Company’s payroll practices retroactive to May 16, 2026. The Board or Compensation Committee shall review Base Salary annually.

5. Annual Performance Bonus

Executive shall be eligible to earn an annual performance bonus (the “Annual Bonus”) with a target opportunity equal to sixty percent (60%) of Executive’s then-current Base Salary (the “Target Bonus”), based on performance criteria established by the Board or the Compensation Committee. The Annual Bonus may be paid quarterly based on performance, subject to a final annual determination and true-up by the Board or the Compensation Committee.

Upon termination of employment for any reason, Executive shall be entitled to (i) any earned but unpaid Annual Bonus for completed performance periods and (ii) a prorated Annual Bonus for the year of termination based on actual performance, payable when bonuses are paid to similarly situated executives, subject to any required release of claims.

Notwithstanding the foregoing, Executive shall be entitled to a minimum Annual Bonus equal to thirty percent (30%) of the Target Bonus for any fiscal year in which Executive is employed for at least six (6) months, subject to the Board’s good faith determination that Executive has not materially underperformed.

6. Equity Compensation

Executive shall receive 75,000 shares of restricted common stock of the Company (the “Equity Award”) pursuant to the Company’s equity incentive plan (the “Equity Plan”). The Equity Award shall be valued at the closing price of the Company’s common stock on the grant date (NYSE: TRAK $8.11) (the “Grant Date,” August 17, 2026), in accordance with the Equity Plan and applicable law.

The Equity Award shall vest in four (4) equal annual installments beginning on the first anniversary of the Effective Date, subject to Executive’s continued employment through each applicable vesting date, except as otherwise expressly provided in this Agreement.

The Equity Award shall generally be subject to the terms and conditions of the Equity Plan and the applicable award agreement, including provisions relating to administration, settlement, tax withholding, and compliance with applicable law; provided, however, that notwithstanding anything in the Equity Plan, any award agreement, or any other Company plan, policy, or arrangement to the contrary, the vesting, acceleration, forfeiture, and other rights expressly provided to Executive under this Agreement with respect to the Equity Award and any other equity awards held by Executive, including without limitation the rights provided under Section 9, shall control in the event of any conflict or inconsistency, to the fullest extent permitted by applicable law and the Equity Plan.

The Company shall take, and shall cause the Compensation Committee to take, all actions reasonably necessary to cause the Equity Award and the applicable award agreement to reflect and give effect to the vesting and acceleration rights expressly provided under this Agreement. No amendment, modification, suspension, or termination of the Equity Plan or any applicable award agreement following the Effective Date shall materially and adversely affect Executive’s rights expressly provided under this Agreement without Executive’s prior written consent.

Except with respect to the rights expressly provided under this Agreement, all determinations with respect to the administration and settlement of the Equity Award shall be made by the Compensation Committee in accordance with the Equity Plan.

In the event of a Change in Control, any unvested portion of the Equity Award shall vest in full upon a qualifying termination of Executive’s employment (double trigger), in accordance with this Agreement and to the fullest extent permitted under the Equity Plan and applicable law.

7. Benefits

Executive shall participate in all benefit programs available to senior executives including medical, dental, vision, retirement plans, ESPP, and other executive benefits.

Executive shall receive not less than twenty (20) business days of paid time off annually.

8. Expense Reimbursement

The Company shall reimburse Executive for reasonable business expenses including business class air travel. Executive shall also receive a $500 monthly stipend for communications and home office expenses.

9. Severance and Change in Control

If Executive is terminated by the Company without Cause or resigns for Good Reason, and subject to Executive executing and not revoking a release of claims within sixty (60) days following such termination, Executive shall be entitled to:

(i) an amount equal to nine (9) months of Executive’s then-current Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll practices (or, at the Company’s discretion, in a lump sum);

(ii) immediate vesting of all unvested equity awards or, at Executive’s election, continued vesting during such nine (9)-month period;

(iii) continued COBRA coverage (or reimbursement thereof) for nine (9) months, subject to timely election;

(iv) any earned but unpaid Annual Bonus and a prorated Annual Bonus for the year of termination, based on actual performance as determined by the Compensation Committee; and

(v) any accrued but unpaid obligations through the date of termination.

If the release execution period spans two calendar years, any payments subject to such release shall be made in the later year. Any payments that constitute nonqualified deferred compensation shall be paid only upon a “separation from service” within the meaning of Section 409A.

If such termination occurs within twelve (12) months following a Change in Control, the foregoing benefits shall apply and are intended to provide double-trigger protection.

Any payments intended to qualify as short-term deferrals shall be paid no later than March 15 of the year following separation, and any payments subject to Section 409A shall be made in compliance therewith, including any required six (6)-month delay for specified employees.

10. Indemnification and Advancement

The Company shall indemnify Executive to the fullest extent permitted by law and advance reasonable legal expenses incurred in connection with claims relating to Executive’s service. Such indemnification shall survive indefinitely and shall not be amended, repealed, or otherwise modified in a manner adverse to Executive without Executive’s prior written consent. This indemnification is contractual and independent of, and in addition to, any rights under the Company’s certificate of incorporation, bylaws, or applicable law, and shall be enforceable by Executive.

11. Directors and Officers Insurance

The Company shall maintain Directors and Officers liability insurance covering Executive on terms no less favorable than those provided to other senior executives and directors. Coverage shall continue for six (6) years following termination for acts during employment.

12. Section 280G

If payments would constitute parachute payments under Section 280G of the Internal Revenue Code, payments shall be reduced only if doing so results in a greater after-tax benefit to Executive.

13. Confidential Information

Executive shall not disclose confidential information of the Company during or after employment except as required in performance of duties.

14. Non-Solicitation

For twelve (12) months following termination, Executive shall not solicit employees or customers or prospective customers with whom Executive had material business contact during the 12 months prior to termination.

15. Clawback

All incentive compensation shall be subject to any claw back or recoupment policy adopted by the Company, including any policy required by applicable law, including SEC Rule 10D-1 and applicable NYSE listing standards.

16. Section 16 Compliance

Executive acknowledges he is a Section 16 officer under the Securities Exchange Act and agrees to comply with insider trading policies and cooperate with filing Forms 3, 4, and 5 and any Rule 10b5-1 trading plans.

17. Dispute Resolution

Disputes shall first be submitted to confidential mediation in Salt Lake County, Utah. If unresolved within thirty (30) days, disputes shall be resolved through binding arbitration before a single arbitrator in Salt Lake County, Utah, in accordance with the rules of the American Arbitration Association (AAA). The Company shall bear the administrative costs of arbitration, subject to reallocation by the arbitrator. The arbitrator shall permit reasonable discovery and shall have authority to award all remedies available at law or in equity. Notwithstanding the foregoing, either party may seek injunctive or equitable relief in a court of competent jurisdiction. The arbitrator shall apply Section 19 regarding attorneys’ fees.

18. Governing Law

This Agreement shall be governed by the laws of the State of Utah.

19. Attorneys’ Fees

The Company shall reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in any proceeding in which Executive substantially prevails in enforcing Executive’s rights under this Agreement. Executive shall not be required to reimburse the Company for its attorneys’ fees or costs unless the arbitrator or court determines that Executive’s claim was frivolous or brought in bad faith.

20. Successors and Assignment

The Company shall require any successor entity to expressly assume this Agreement. Failure to obtain such assumption shall constitute Good Reason for Executive to terminate employment.

21. Section 409A Compliance

Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), and shall be interpreted, administered, and construed in accordance therewith.

(a) Separation from Service

To the extent that any payment or benefit under this Agreement constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such payment or benefit shall be payable only upon Executive’s “separation from service” (as defined under Section 409A).

(b) Specified Employee Delay

If Executive is a “specified employee” (within the meaning of Section 409A) at the time of separation from service, any payments or benefits that constitute nonqualified deferred compensation and that would otherwise be payable during the six (6) month period following such separation shall instead be delayed and paid in a lump sum on the first payroll date following the expiration of such six (6) month period (or, if earlier, upon Executive’s death), together with interest if required by applicable law.

(c) Short-Term Deferral / Separation Pay Exception

It is intended that:

Payments made pursuant to this Agreement that qualify as short-term deferrals under Treasury Regulation §1.409A-1(b)(4), or Payments that qualify for the separation pay exemption under Treasury Regulation §1.409A-1(b)(9)(iii), shall be exempt from Section 409A, and this Agreement shall be interpreted accordingly.

(d) Separate Payments

Each payment or installment of payments provided under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(e) Timing of Payments Subject to Release

To the extent that any payment or benefit under this Agreement is conditioned upon Executive’s execution and non-revocation of a release of claims and such period spans two calendar years, such payment shall be paid or commence in the later of such calendar years, in all events in a manner intended to comply with Section 409A.

(f) No Impermissible Acceleration or Deferral

No payment or benefit under this Agreement shall be subject to acceleration or deferral, except as permitted under Section 409A.

22. Mitigation; No Offset

Executive shall not be required to mitigate damages or seek other employment, and any compensation earned from other employment shall not reduce the amounts payable hereunder, except to the extent required by applicable law.

23. Company Covenant

The Company shall implement and honor all compensation and benefit provisions under this Agreement.

24. Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements regarding Executive’s employment whether written or oral.

25. Amendment

This Agreement may only be amended in a written instrument signed by both parties.

ReposiTrak, Inc. (NYSE: TRAK)

By: /s/ Randall K. Fields

Randall K. Fields, Chairman and Chief Executive Officer

Executive

/s/ John R. Merrill
John R. Merrill, Executive